April 27, 2005


via facsimile and U.S. mail

Mr. John F. Inserra
Chief Financial Officer
c/o Del Monte Fresh Produce Company
241 Sevilla Avenue
Coral Gables, FL  33134


	Re:	Fresh Del Monte Produce Inc.
		Form 20-F, Filed March 8, 2005
		Form 20-F/A, Filed March 9, 2005
		File No. 333-07708

Dear Mr. Inserra:

      We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


							Sincerely,



							H. Roger Schwall
							Assistant Director



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Fresh Del Monte Produce Inc.
April 20, 2005
page 2




UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0405

         DIVISION OF
CORPORATION FINANCE